Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SU Group Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In US Dollars

Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares	Rule 457(c) and Rule 457(h)	400,000(3)	$8.25	$3,300,000	$0.00013810	$455.73
Total Offering Amounts					$3,300,000		$455.73
Total Fee Offsets							—
Net Fee Due							$455.73

(1)	Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the number of Class A ordinary shares being registered hereby shall be adjusted to include any additional Class A ordinary shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any other similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Class A ordinary shares in accordance with the provisions of the SU Group Holding Limited’s 2024 Equity Incentive Plan, as amended (the “Amended Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) (1) of Rule 457 under the Securities Act on the basis of the average of the high ($8.50) and low ($8.00) prices for the Class A subordinate voting shares on the Nasdaq Stock Market on October 14, 2025.

(3)	Represents 400,000 Class A ordinary shares reserved for issuance under the Stock Option Plan.